                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                                               Commission Only (as permitted by
[X]  Definitive Proxy Statement                Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                          4900 HOPYARD ROAD, SUITE 200
                              PLEASANTON, CA 94588

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, JUNE 17, 1999
                                 AT 10:00 A.M.

To the Stockholders:

     The Annual Meeting of Stockholders of BrightStar Information Technology Group, Inc. will be held at the Park Hyatt Hotel, 333 Battery Street, San Francisco, California on Thursday, June 17, 1999 at 10:00 a.m. for the following reasons:

          1. To elect seven directors to serve for a one-year term and until their successors have been elected and qualified.

          2. To approve an amendment of the Company's 1997 Long-Term Incentive Plan to increase the number of shares issuable thereunder by 1,000,000 shares.

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 20, 1999 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. In accordance with Delaware law, a list of the Company's stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company's offices at 4900 Hopyard Road, Suite 200, Pleasanton, California, for ten days prior to the meeting.

                                            By Order of the Board of Directors

                                            Donald W. Rowley
                                            Secretary

Pleasanton, California
May 18, 1999

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                          4900 HOPYARD ROAD, SUITE 200
                              PLEASANTON, CA 94588

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of BrightStar Information Technology Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on June 17, 1999, and at any adjournment or postponement thereof (the "Annual Meeting" or "Meeting"), for the reasons set forth in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 20, 1999 are entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had outstanding 8,189,059 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the seven directors proposed by the Board unless the authority to vote for the election of directors (or for any one or more nominees) is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the amendment of the Company's Long-Term Incentive Plan (the "Plan"). Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy or by attendance at the Meeting and voting in person. Votes will be tabulated by the inspector of elections of the Meeting.

     A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, (i) a plurality vote of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the election of directors and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the approval of the amendment of the Plan. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against a matter presented at the Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes. Accordingly, a broker non-vote will have no effect with respect to any item of this Proxy Statement.

     The expense of soliciting proxies will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, facsimile transmission and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's Common Stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses.

     This Proxy Statement was first mailed to stockholders on or about May 19, 1999.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting of Stockholders, a Board of seven directors will be elected, each to hold office until a successor is elected and qualified, or until the death, resignation or removal of the director. Shares represented by the accompanying proxy will be voted for the election of the seven nominees (recommended by the Board of Directors) named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. All nominees currently serve as directors of the Company. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. However, if any nominee is for any reason unable to serve or will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

     The following table sets forth certain information concerning the nominees, based on data furnished by them.

                                                                                               DIRECTOR
NAME OF NOMINEE                        AGE                PRINCIPAL OCCUPATION                  SINCE
---------------                        ---                --------------------                 --------
George M. Siegel.....................  61    Chairman of the Board of the Company                1997
Jennifer T. Barrett..................  49    Group Leader, Data Products Division, Acxiom        1998
                                             Corporation
Brian R. Blackmarr...................  57    Executive Vice President, Sales and Marketing,      1998
                                             of the Company
Michael A. Ober......................  42    President and Chief Executive Officer of the        1998
                                             Company
David A. Reamer......................  46    Senior Vice President, Shared Services, The         1998
                                             Halliburton Company
Donald W. Rowley.....................  47    Chief Financial Officer and Secretary of the        1999
                                             Company
William A. H. Sitter.................  59    Former Senior Vice President, Allstate              1998
                                             Insurance Company (retired)

     There is no family relationship between any of the foregoing nominees or between any of such nominees and any of the Company's executive officers. The Company's executive officers serve at the discretion of the Board of Directors.

     George M. Siegel has served as Chairman of the Board of Directors of the Company since its inception. Mr. Siegel co-founded Mindworks, a business acquired by the Company in 1998. In 1990, he founded Dynamex Inc. (formerly Parcelway Courier Systems, Inc.), a messenger and delivery service company and served as its President and Chief Executive Officer until 1995.

     Jennifer T. Barrett became a director of the Company at the closing of the Company's initial public offering in 1998. She has served since 1974 in various capacities with Acxiom Corporation, a leading data processing and related computer-based services and software products company. She is currently a Group Leader in the Data Products Division. Ms. Barrett serves on the Board's Compensation Committee.

     Brian R. Blackmarr became a director of the Company at the closing of the Company's initial public offering in April 1998. He served as President of B.R. Blackmarr & Associates, a business acquired by the Company, since its inception in 1979. He presently serves as the Company's Executive Vice President.

     Michael A. Ober has served as a director and as the Company's President since September 1998, and was named Chief Executive Officer in February 1999. In 1995, Mr. Ober founded SCS America, a business acquired by the Company in 1998, and served as its president and chief executive officer through September 1998. Mr. Ober has worked in the software and computing industries for over 20 years. Prior to founding SCS America, Mr. Ober was a Director of Marketing for Novell, Inc.

     David A. Reamer became a director of the Company at the closing of its initial public offering in April 1998. He serves as Senior Vice President for Shared Services of the Halliburton Company, a company which provides products, services and integrated solutions for oil and gas exploration, development and production. From 1995 to 1997, Mr. Reamer served as Vice President of Halliburton responsible for various information technology matters, and from 1993 to 1995 he served as Region Vice President of Halliburton.

     Donald W. Rowley joined the Company in January 1999 when he was appointed its Chief Financial Officer and Secretary. Mr. Rowley was elected to the Board at that time. Prior to that appointment, he was interim Chief Financial Officer and a director of PetroChemNet, Inc., an Internet based electronic distributor and communications network serving the petrochemical and petroleum segments of the energy industry, from 1998 to 1999. From 1995 to 1998, he was an independent management consultant and worked with several companies, which included serving as interim Chief Financial Officer of Norand Corporation, a public company engaged in the design and development of mobile computing systems and wireless data networks. From 1994 to 1995 Mr. Rowley was President and a director of VTX Electronics Corporation, a public company engaged in the distribution of electronic components and cable, and manufacture of electronic cable assemblies.

     William H. Sitter became a director of the Company at the Closing of its initial public offering in April 1998. From 1989 to 1995, Mr. Sitter was employed by Allstate Insurance Company as Senior Vice President -- Information Technology and Chief Information Officer, and from 1989 to 1993 he also served as a member of its board of directors.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met seven times during 1998. Standing committees of the Board include an Audit Committee and a Compensation Committee each of which met once.

     The Audit Committee is comprised of Messrs. Reamer and Sitter. Both members are non-employee directors. Pursuant to the Audit Committee Charter, the Committee addresses on a regular basis matters that include, among other things,
(1) making recommendations to the Board of Directors regarding the appointment of independent auditors, (2) reviewing with Company financial management the plans for, and results of, the independent audit engagement, (3) reviewing the adequacy of the Company's system of internal accounting controls, (4) monitoring the Company's internal audit program to assure that areas of potential risk are adequately covered, and (5) reviewing legal and regulatory matters that may have a material effect on the Company's financial statements.

     The Compensation Committee is comprised of Ms. Barrett and Mr. Sitter, both of whom are non-employee directors. The Committee's primary functions are to determine remuneration policies applicable to the Company's executive officers and to determine the bases of the compensation of the Chief Executive Officer, including the factors and criteria on which such compensation is to be based. The Committee also administers the Company's 1997 Long-Term Incentive Plan (the "1997 Plan").

     The Board established a Nominating Committee in January 1999, comprised of Messrs. Siegel, Reamer and Sitter. The Nominating Committee will hold its first meeting subsequent to the Annual Meeting and will seek and consider qualified candidates to serve on the Board. The Nominating Committee will consider nominees recommended in writing by the Company's stockholders. Such recommendations should be submitted to the Committee at the Company's principal executive office.

     No incumbent director during 1998 attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which the individual has been a director) and (2) the total number of meetings held by all committees of the Board on which the director served.

COMPENSATION OF DIRECTORS

     Except for the options described below, Directors do not presently receive compensation for their services as a director. The Company reimburses directors for their reasonable out-of-pocket expenses with respect to board meetings and other Company business.

     Directors who are not officers of the Company participate in one equity incentive plan, the 1997 Plan. Under the 1997 Plan, options to purchase 5,000 shares of the Company's Common Stock are automatically granted to each non-employee director on the date such director is for the first time elected or appointed to the Board of Directors. Thereafter, each such director is automatically granted options to purchase 5,000 shares on the date of each annual stockholders meeting, provided that such automatic option grants are made only if the director was on the Board of Directors for the entire fiscal year then ending (including the last business day of the fiscal year) and was not an employee of the Company or any affiliate for any part of the fiscal year then ending. The exercise price for all non-employee director options granted under the 1997 Plan is 100% of the fair market value of the shares on the grant date. All such options are immediately exercisable and expire no later than ten years after the date of grant, unless sooner exercised or canceled due to termination of service or death.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1998 by (i) persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and their respective addresses (ii) each of the Company's current directors, (iii) the Chief Executive Officer and each of the Company's three other executive officers, and (iv) all directors and executive officers as a group.

                                                                 SHARES BENEFICIALLY
                                                                        OWNED
                                                              --------------------------
                                                                NUMBER(1)        PERCENT
                                                              --------------     -------
5% BENEFICIAL OWNERS:
Lord Abbett & Co............................................       1,015,087      12.02%
  767 Fifth Avenue
  New York, New York 10153
Brian R. Blackmarr..........................................         775,646       9.19
  1700 Chateau Plaza
  2515 McKinney Avenue, LB-17
  Dallas, Texas 75201
Pilgrim Baxter & Associates Ltd.............................         685,800       8.12
  825 Duportail Road
  Wayne, Pennsylvania 19087
Capital Guardian Trust Co.(2)...............................         580,000       6.87
  11100 Santa Monica Blvd
  Los Angeles, California 90025-3384
Camelot Management Corp.(3).................................         482,400       5.71
  10 Glenville Street
  Greenwich, Connecticut 06831-3638

NON-EMPLOYEE DIRECTORS:(4)
  Jennifer T. Barrett.......................................           5,000         --*
  David A. Reamer...........................................           6,000         --*
  William H. Sitter.........................................           5,000         --*

EXECUTIVE OFFICERS:
  George M. Siegel..........................................         167,870       1.99
  Michael A. Ober...........................................         104,410       1.24
  Donald W. Rowley(5).......................................              --         --
  Brian R. Blackmarr........................................         775,646       9.19
All directors and executive officers as a group (7
  persons)..................................................       1,058,926(6)   12.54%

---------------

 *  Less than 1%

(1) Represents shares held directly and with sole voting and investment power, except as noted, or with voting and investment power shared with a spouse.

(2) Capital Guardian Trust Co. disclaims beneficial ownership of these shares in that serves as the investment manager of various institutional accounts for whom the shares are held.

(3) Camelot Management Corp. reports that it shares voting and dispositive power with respect to the shares it beneficially owns.

(4) As to each non-employee director, includes immediately exercisable options to purchase 5,000 shares of Common Stock.

(5) Mr. Rowley became an executive officer after December 31, 1998, but is included in the table for informational purposes.

(6) Includes options to purchase 15,000 shares of Common Stock immediately exercisable by non-employee directors.

EXECUTIVE COMPENSATION

     The following table contains information concerning compensation earned by Messrs. Siegel, Ober and Blackmarr, and Marshall G. Webb, who served as the Company's chief executive officer in 1998, and Daniel Cofall, who served as the Company's chief financial officer in 1998, for services rendered to the Company and its subsidiaries in all capacities during 1998 (the five individuals are referred to hereafter as the "Named Executive Officers"). Mr. Webb's and Mr. Cofall's employment with the Company terminated in January 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                      TOTAL
                                                                BASE                   CASH
OFFICER                                                        SALARY     BONUS    COMPENSATION
-------                                                       --------   -------   ------------
George M. Siegel............................................        --        --           --
Michael A. Ober.............................................  $172,891   $80,000     $252,891
Brian R. Blackmarr..........................................   229,000    40,000      269,000
Marshall Webb...............................................   200,460        --      200,460
Daniel Cofall...............................................   162,000        --      162,000

  Employment Agreements

     Mr. Ober and Mr. Blackmarr entered into Executive Employment Agreements in connection with the Company's initial public offering. The following summary of the Executive Employment Agreements does not purport to be complete and is qualified by reference to them, copies of which have been filed with the Securities and Exchange Commission. Each such Executive Employment Agreement provides for an annual base salary in an amount not less than the initial specified amount and entitles the employee to participate in all employee benefit plans sponsored by BrightStar in which all other executive officers of BrightStar participate. Mr. Ober's base salary was increased to $300,000 at the time of his election as the Company's President, and Mr. Blackmarr's base salary is $225,000. Each of these agreements has an initial three-year term and continues thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal, subject to the right of BrightStar or the employee to terminate the employee's employment at any time. If the employee's employment is terminated by BrightStar without cause (as defined) during the initial three-year term, then that employee will be entitled to (i) receive his current base salary for the period ending the later of (a) the end of the initial three-year term of the agreement or (b) 12 months after termination of employment, (ii) any other earned and unpaid compensation, vacation time accrued prior to termination and an amount equal to the amount of any earned bonuses and commissions payable to the employee with respect to the 12 calendar months preceding termination ("Severance Payments"), and (iii) continued participation in BrightStar's employee benefit plans (other than the granting of new awards under the 1997 Long-Term Incentive Plan or any other performance-based plan) for a period of 12 months following the date of termination. If an employee is terminated without cause during any one-year extension of the initial term of the Agreement, then that employee shall continue to receive Severance Payments for a period of 12 months after termination of such employment and shall continue to participate for such period in BrightStar's employee benefit plans (other than granting of new awards under the 1997 Long-Term Incentive Plan or any other performance-based plan). If a change of control of BrightStar occurs, and the terms of the employment agreement are not adopted, the employee will be entitled to receive an amount equal to 36 months of his then-current base salary under the agreement, payable on a monthly basis. Under the Executive Employment Agreements, a "change of control" is defined as (A) the sale of substantially all assets of the Company or (B) a merger, consolidation, liquidation or reorganization of the Company in which the Company or an affiliate of the Company is not the surviving entity, or which results, in any event, in a change of control of the Company. The Executive Employment Agreements contain covenants limiting competition with the Company during the term of the Executive Employment Agreement and for an additional period to be the longer of four years from inception of the agreement, or one year after termination of employment for cause.

     Mr. Rowley and the Company entered into an Employment Agreement in January 1999. The agreement provides for a base salary of $250,000, and a bonus of up to $150,000 if the Company achieves certain revenue and profitability milestones. The agreement is terminable at will, but if Mr. Rowley's employment is terminated without cause, he is entitled to one year of additional base salary, two years if such termination occurs following a change of control. The agreement also provides that Mr. Rowley will be granted an option to purchase 40,000 shares of the Company's common stock at the next meeting of the Board or Compensation Committee.

  Stock Options

     The following table contains information concerning the grant of stock options to the Named Executive Officers during 1998 under the Company's 1997
Plan:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         -----------------------------------------------------
                         NUMBER OF     % OF TOTAL
                         SECURITIES     OPTIONS
                         UNDERLYING    GRANTED TO                                POTENTIAL REALIZABLE
                          OPTIONS     EMPLOYEES IN     EXERCISE     EXPIRATION        VALUE FOR
NAME                      GRANTED     FISCAL YEAR    PRICE($/SH)       DATE          OPTION TERM
----                     ----------   ------------   ------------   ----------   --------------------
George M. Siegel.......    74,900         12.0%         13.00          4/08            $726,951
Michael A. Ober........     7,500          1.2          13.00          4/08              72,792
Brian R. Blackmarr.....     7,500          1.2          13.00          4/08              72,792
Marshall Webb..........    76,000         13.0          13.00          3/01             138,665
Daniel Cofall..........    68,000         11.0          13.00         10/00              97,315

---------------

(a) Based on Black-Scholes model -- assumes a risk free rate of interest of 5.6%, Price Volatility of 60% and a Dividend yield of 0%.

     No options were exercised in 1998.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, this Report shall not be incorporated by reference into any such filings.

     Compensation Philosophy. In developing the Company's executive compensation policies, the Compensation Committee (the "Committee") has two principal objectives: (1) attracting, rewarding and retaining officers who possess outstanding talent, and (2) motivating officers to achieve Company performance consistent with shareholder objectives. Accordingly, the Committee adopted the following policies:

     - The Company will pay compensation that is competitive with the practices of other leading technology companies in the same or similar businesses;

     - A significant portion of the officers' compensation will depend upon the achievement of challenging performance goals for the Company and its various business units and officers; and

     - The Company will align the interests of its officers with those of the Company's stockholders -- therefore, stock options will constitute a significant portion of compensation.

     Total Annual Compensation. Each officer's target total annual compensation (that is, salary plus bonus) is determined after reviewing independent survey data on the compensation paid to officers at a group of approximately 20 companies in the high technology industry. These companies strenuously compete with the Company for executive talent and/or have revenues comparable to the Company's revenues. The Company's goal is to set total target annual compensation at a level that is near the median level for the officers at the surveyed companies.

     Bonuses. The actual bonus (that is, the percentage of the target bonus) that any officer (other than the Named Executive Officers) actually receives depends on the achievement of business unit objectives and financial performance goals for the Company. Typical business unit objectives include both financial and operating goals including, for example, increased profitability, customer satisfaction, and controlling profit and gross margin.

     For each year, the performance goals are set in light of general business conditions and the Company's strategies for the year. For 1998, the Committee directed Company management to determine the performance targets for the officers other than Named Executive Officers, using a philosophy approved by the Committee. The Committee developed and approved the specific performance targets for the Named Executive Officers, as described in the following paragraph.

     Stock Options. The Committee strongly believes that stock options motivate the officers to maximize stockholder value and to remain with the Company despite a very competitive marketplace. All Company stock options have a per share exercise price equal to the fair market value of the Company's stock on the grant date. The number of options granted to each officer and each option's vesting schedule are determined based on the officer's position at the Company, his or her individual performance, the number of options the executive already holds and other factors, including an estimate of the potential value of the options.

     In fiscal 1998, the Committee made these determinations for the Named Executive Officers and other senior officers. For all other grants, the Chief Executive Officer (that is, Mr. Ober) made these determinations, in consultation with the Company's Human Resources organization.

     Compensation of Chief Executive Officer. The Committee believes the Chief Executive Officer's compensation should be tied directly to the performance of the Company and in line with shareholder objectives. Consequently, Mr. Ober's percentage of bonus to base salary is the highest of any officer.

     Tax Deductibility of Executive Compensation. Under section 162(m) of the Internal Revenue Code the Company generally receives a federal income tax deduction for compensation paid to any of its Named Executive Officers only if the compensation is less than $1 million during any fiscal year or is "performance-based" under section 162(m). Both the Company's 1997 Equity Incentive Plan and the Bonus Plan permit the Committee to pay compensation that is "performance-based" and thus fully tax-deductible by the Company. The Committee currently intends to continue seeking a tax deduction for all of the Company's executive compensation, to the extent consistent with the best interests of the Company.

                                            Jennifer T. Barrett
                                            William H. Sitter

COMPANY STOCK PERFORMANCE

     The Company's stock commenced trading following its initial public offering on April 16, 1998 at a price of $13.00. The closing transaction price for the stock on December 31, 1998, was $7.875, a decline of 39.4%. During that same period, the Standard & Poor's 500 Composite Index increased 10.9%.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, non-employee directors Jennifer T. Barrett and David A. Reamer served as members of the Compensation Committee. None of the Compensation Committee members or Named Executive Officers have any relationship that must be disclosed under this caption.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of such forms that it received, or written representations from reporting persons that no Forms 5 were required for such persons, the Company believes that, during fiscal 1998, all Section 16(a) filing requirements were satisfied on a timely basis, except for Mr. Ober whose initial statement of beneficial ownership was filed 20 days late.

        ITEM 2 -- ADOPTION OF AMENDMENT OF 1997 LONG-TERM INCENTIVE PLAN

     The Company's Board of Directors has approved an amendment of the 1997 Plan to increase the number of shares issuable thereunder by 1,000,000 shares. Adoption of the amendment is subject to the approval of a majority of the shares of the Company's Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting. The 1997 Plan was previously approved by stockholders prior to the Company's initial public offering in April 1998.

GENERAL

     The 1997 Plan allows the granting of stock options, stock appreciation rights ("SARs"), restricted stock awards, performance unit awards, and performance share awards (collectively, "Awards") to eligible 1997 Plan participants. While the Company has no current intention to grant Awards other than stock options, the Board of Directors believes that the ability to utilize different types of equity compensation vehicles will give the Company the flexibility needed to adapt most effectively over time to changes in the labor market and in equity compensation practices.

     The total number of shares currently authorized to be issued pursuant to Awards granted under the 1997 Plan is 1,000,000. As of December 31, 1998, 603,402 shares were subject to options outstanding under the 1997 Plan, and 396,598 shares remained available for any Awards to be granted in the future. All such outstanding options had an exercise price of $13.00 per share.

     If an Award expires or is canceled without having been fully exercised or vested, the unvested or canceled shares generally will again be available for grants of Awards. The number of shares available for grant under the 1997 Plan, outstanding Awards, the formula for granting non-employee director options, and the numerical limits for individual grants will be adjusted as appropriate to reflect any stock splits, stock dividends, recapitalizations, reorganizations or other changes to the capital structure of the Company.

PURPOSE OF THE 1997 PLAN

     The 1997 Plan is intended to attract, motivate, and retain (1) employees of the Company and its affiliates, (2) consultants who provide significant services to the Company and its affiliates, and (3) directors of the Company who are employees of neither the Company nor any affiliate ("non-employee directors"). The 1997 Plan also is designed to encourage stock ownership by participants, thereby aligning their interests with those of the Company's stockholders.

ADMINISTRATION OF THE 1997 PLAN

     The 1997 Plan is administered by the Board's Compensation Committee (the "Committee"). The members of the Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under section 162(m) of the Internal Revenue Code (for

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

purpose of qualifying amounts received under the 1997 Plan as "performance-based compensation" under section 162(m)).

     Subject to the terms of the 1997 Plan, the Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Committee may delegate its authority to grant and administer awards to a separate committee appointed by the Committee, but only the Committee may make Awards to participants who are executive officers of the Company.

     The non-employee director portion of the 1997 Plan will be administered by the Board of Directors (rather than by the Committee).

ELIGIBILITY TO RECEIVE AWARDS

     Employees and consultants of the Company and its affiliates (i.e. any corporation or other entity controlling, controlled by, or under common control with the Company) are eligible to be selected to receive one or more Awards. The actual number of employees and consultants who will receive Awards under the 1997 Plan cannot be determined because selection for participation in the 1997 Plan is in the discretion of the Committee. The 1997 Plan also provides for the grant for the grant of stock options to the Company's non-employee directors. Such options will be granted pursuant to an automatic nondiscretionary formula.

OPTIONS

     The Committee may grant nonqualified stock options, incentive stock options (which are entitled to favorable tax treatment) ("ISOs"), or a combination thereof. The number of shares covered by each option will be determined by the Committee.

     The exercise price of each option is set by the Committee but generally is not less than 100% of the fair market value of the Company's Common Stock on the date of grant. Thus, an option will have value only if the Company's Common Stock appreciates in value after the date of grant.

     The exercise price of an ISO must be at least 110% of the fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

     The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment of the exercise price through the tender of shares of the Company's Common Stock that are already owned by the participant, or by any other means which the Committee determines to be consistent with the 1997 Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

     Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee but generally not later than 10 years after the date of grant (13 years in the event of the optionee's death). The Committee's current practice is to grant options which expire no later than seven years after the date of grant.

NON-EMPLOYEE DIRECTOR OPTIONS

     Pursuant to action of the Board and under the terms of the 1997 Plan, BrightStar has previously granted Non-qualified Options to purchase 5,000 shares of the Company's Common Stock for each of the Non-Employee Directors. Those options have an exercise price of $13.00, the offering price in the Company's initial public offering in April 1998. In addition, the 1997 Plan provides for
(i) the automatic grant to any Non-Employee Director of options to purchase 5,000 shares of Common Stock, effective on the date of that person's initial election as a director, at an exercise price per share equal to the per share fair market value of the Common Stock on the date of that grant, and (ii) the automatic grant to each Non-Employee Director of

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

options to purchase 5,000 shares of Common Stock at each annual meeting of stockholders thereafter at which that director is re-elected or remains a director, unless such annual meeting is held within three months following that person's election as a director, at an exercise price per share equal to the per share fair market value of the Common Stock on the date of grant. The Company has reserved 70,000 shares of Common Stock for issuance to Non-Employee Directors as set forth above; however, the Board may revoke these automatic grants at any time. This amount will be increased by 75,000 if the amendment is approved as provided herein. Each option granted to the Non-Employee Directors shall be exercisable immediately and shall expire ten years after the date of grant, unless sooner exercised or canceled due to termination of service or death.

STOCK APPRECIATION RIGHTS

     The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Committee. To date, no SARs have been granted under the 1997 Plan.

     Upon exercise of an SAR, the participant will receive payment from the Company in an amount determined by multiplying: (1) the difference between (a) the fair market value of a share of Company Common Stock on the date of exercise and (b) the exercise price, times (2) the number of shares with respect to which the SAR is exercised. The per share exercise price of an SAR cannot be less than 100% of fair market value on the date of grant. Thus, an SAR will have value only if the Company's Common Stock appreciates in value after the date of grant.

     SARs are exercisable at the times and on the terms established by the Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company's Common Stock, as determined by Committee. SARs expire at the times established by the Committee, but subject to the same maximum time limits as are applicable to employee options granted under the 1997 Plan.

RESTRICTED STOCK AWARDS

     Restricted stock awards are shares of the Company's Common Stock that vest in accordance with terms established by the Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company. To date, no shares of restricted stock have been granted.

     In determining the vesting schedule for each Award of restricted stock, the Committee may impose additional conditions to vesting as it determines to be appropriate. For example, the Committee may provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code (see "Report of the Stock Option and Compensation Committee of the Board of Directors -- Tax Deductibility of Executive Compensation"), it must use one or more of the following measures in setting the performance goals: (1) annual revenue, (2) controllable profits, (3) customer satisfaction management by objectives, (4) earnings per share, (5) individual management by objectives, (6) net income, (7) new orders, (8) pro forma net income, (9) return on designated assets, and (10) return on sales. The Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant's specific responsibilities.

PERFORMANCE AWARDS AND OTHER STOCK-BASED INCENTIVE AWARDS

     The 1997 permits the grant of other performance awards and stock-based incentive awards. Such awards will be determined by the Committee. To date, no performance shares or performance units have been granted.

     Whether such an award will result in a payment to a participant will depend upon the extent to which performance goals established by the Committee are satisfied. In particular, the 1997 Plan permits the Committee to use the same performance goals as are discussed above with respect to restricted stock.

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

     After a performance or stock-based incentive award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, Common Stock, or a combination thereof, as determined by the Committee. Unvested performance units/shares will be forfeited upon the earlier of the recipient's termination of employment or the date set forth in the Award agreement.

OPTIONS TO BE GRANTED TO CERTAIN INDIVIDUALS AND GROUPS

     As described above, the Committee has discretion to determine the number of Awards (if any) to be granted to any individual under the 1997 Plan. Accordingly, the actual number of Awards that any individual may receive in the future is not determinable. To date, only options have been granted under the 1997 Plan.

NONTRANSFERABILITY OF AWARDS

     Awards grated under the 1997 Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, in the discretion of the Committee, a participant may designate one or more beneficiaries to receive any exercisable or Vested Awards following his or her death.

TAX ASPECTS

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the 1997 Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

     Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise or (2) the amount realized from the sale, exceeds the exercise price.

     Upon receipt of restricted stock or a performance unit/share, the participant will not have taxable income unless he or she elects to be taxed. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time.

     The Committee may permit participants to satisfy tax withholding requirements in connection with the exercise or receipt of an Award by: (1) electing to have the Company withhold otherwise deliverable shares, or (2) delivering to the Company already-owned shares having a value equal to the amount required to be withheld.

     The Company generally will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executive will be deductible only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed by section 162(m), including (1) the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during a specified time period, and (2) for restricted stock and performance unit/shares, inclusion in the 1997 Plan of performance goals which must be achieved prior to
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

payment. The 1997 Plan has been designed to permit the Committee to grant Awards which qualify as performance-based compensation.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of independent accountants of the Company recommended by the Audit Committee and selected by the Board of Directors for the current fiscal year is Deloitte & Touche LLP. The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Annual Meeting and, as far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                  STOCKHOLDER PROPOSALS -- 2000 ANNUAL MEETING

     Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received at the Company's offices on or before December 31, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the 2000 Annual Meeting of Stockholders of the Company, which proposal is not intended to be included in the Company's proxy statement and form of proxy relating to such meeting, the stockholder should give the Company appropriate notice no later than March 31, 2000. If the Company fails to receive notice of the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proposal will not be submitted to the stockholders for approval at the 2000 Annual Meeting of Stockholders of the Company as the Company will not have received proper notice as required by the Company's Bylaws.

                                            Donald W. Rowley
                                            Secretary

May 18, 1999
Pleasanton, California

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

PROXY                                                                      PROXY


                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 17, 1999. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints George M. Siegel and Michael A. Ober, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of BrightStar Information Technology Group, Inc., to be held on Thursday, June 17, 1999, at 10:00 a.m., at the Park Hyatt Hotel, 333 Battery Street, San Francisco, CA and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and upon such other business as may properly come before such meeting and any adjournment or postponement thereof:

                 (Continued and to be signed on reverse side)








  STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
















                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.



                                                                                      FOR ALL
1.  ELECTION OF DIRECTORS                                    FOR        WITHHELD       EXCEPT
    G. Siegel, J. Barrett, B. Blackmarr, M. Ober, D. Reamer,
    D. Rowley, W. Sitter                                     [ ]          [ ]           [ ]

    INSTRUCTIONS: To withhold authority to vote for any individual Nominee, write that Nominee's name in the space provided below.



                                                             FOR        AGAINST       ABSTAIN
---------------------------------------------------------    [ ]          [ ]           [ ]
2.  An amendment of the 1997 Long-Term Incentive Plan to
    increase the number of shares issuable thereunder by
    1,000,000 shares.



THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO
CHOICE IS SPECIFIED, WILL BE VOTED FOR THE SEVEN
NOMINEES FOR ELECTION AND FOR ITEM 2. (Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer, if a partnership, please sign in partnership name by authorized person.)



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Signature(s)                              Date






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